EXHIBIT 21.1


                         SUBSIDIARIES OF THE REGISTRANT

The following are the wholly-owned subsidiaries of Charys Holding Company, Inc.:

1.     Method IQ, Inc., a Georgia corporation.
2.     Personnel Resources of Georgia, Inc., a Georgia corporation.
3.     Viasys Services, Inc., a Florida corporation.
4.     Viasys Network Services, Inc., a Florida corporation.
5.     CCI Telecom, Inc., a Nevada corporation.
6.     Digital Communication Services, Inc., a Kentucky corporation.
7.     Ayin Holding Company, Inc., a Delaware corporation.
8.     C&B Holding Company, Inc. a Texas corporation.

Viasys Services, Inc. has one wholly-owned subsidiary, VSI Real Estate Holdings, Inc., a Florida corporation.

CCI Telecom, Inc. has three active wholly-owned subsidiaries, Contemporary Constructors, Inc., a Texas corporation, Berkshire Wireless, Inc., a Massachusetts corporation, and Integrated Solutions, Inc., a Texas corporation, and four inactive wholly-owned subsidiaries, CCI Contemporaneo Internacional, C. A., a Venezuelan corporation, CCI-Chile S. A., a Chilean corporation, CDR Do Brazil Ltda, a Brazilian corporation, and Contemporary Constructors International de Mexico, S.A. de C.V., a Mexican corporation.

Ayin Holding Company, Inc has two wholly-owned subsidiary, LFC, Inc. a Texas corporation and Ayin Tower Management Services, Inc. a Delaware corporation.

C&B Holding Company, Inc. has one wholly-owned subsidiary Crochet & Borel Services, Inc., a Texas corporation.